EXHIBIT 99.1

 PRESS RELEASE

For further information contact:                     FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Declares Quarterly Cash Dividend

Bar Harbor, Maine (April 21, 2009) – Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors declared a regular quarterly cash dividend of 26.0 cents per share of common stock, unchanged from dividend declared in prior quarter, but representing an increase of 1.0 cent per share, or 4.0%, compared with the dividend declared during the same quarter in 2008. The quarterly cash dividend is payable to all shareholders of record as of the close of business May 19, 2009, and will be paid on June 13, 2009.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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